We are pleased to announce the following dividends for the first quarter of 2007:

•	Class A Common Stock: 4.45 percent (per annum)

•	Class B Common Stock: 6.50 percent (per annum)

The dividends are payable in the form of Class B Common Stock and will be credited to your institution’s capital stock account on Friday, March 30, 2007. Any partial shares will be paid in cash and credited to your institution’s demand deposit account on the same date. Management expects to recommend stock dividends for the second quarter of 2007 on Class A and Class B Common Stock at rates similar to the first quarter’s dividend rates relative to average three-month LIBOR.

If you have any questions related to the dividend, please contact Member Services at 800.809.2733.